Exhibit 10.2
GENON ENERGY, INC.
2010 OMNIBUS INCENTIVE PLAN
2011 PERFORMANCE UNIT AWARD AGREEMENT
To: EDWARD MULLER
Congratulations on your selection as a recipient of performance units (“Performance Units”) under the GenOn Energy, Inc. (the “Company”) 2010 Omnibus Incentive Plan (the “Plan”). The employment agreement between you and the Company dated April 11, 2010 (the “Employment Agreement”), this Award Agreement (“Agreement”) and the Plan together govern your rights and set forth all of the conditions and limitations affecting such rights.
Terms used in this Agreement that are defined in the Plan will have the meanings ascribed to them in the Plan and terms used that are defined in the Employment Agreement will have the meanings ascribed to them in the Employment Agreement.
1.	Terms. Pursuant to the terms and conditions of the Plan and this Agreement, you have been granted Performance Units as outlined below:

Grant Date:	February 23, 2011

Number of Performance Units at Target:	327,363
Adjustment of Number of Performance Units: See Schedule I to this Agreement for the manner in which your target number of Performance Units will be adjusted based on the short-term incentive (“STI”) performance factor for calendar year 2011.
2.	Vesting. Except as provided in Section 3 below and subject to the adjustment described in Schedule 1 to this Agreement, the Performance Units will vest as follows:
33 1/3% of the Performance Units will vest on the date the Committee determines the 2011 plan year STI performance factor (“Determination Date”);
33 1/3 % of the Performance Units will vest on the first anniversary of the Determination Date; and
the remainder of the Performance Units will vest on the second anniversary of the Determination Date.
The performance factor is typically determined during the first quarter of the fiscal year.

3.	Impact of Change in Employment Status.
a.
Termination Without Cause or for Good Reason, Death, Disability or Retirement. In the event your employment with the Company is terminated (regardless of whether such termination is in connection with a Change in Control) (i) by the Company without Cause, (ii) by you for Good Reason or (iii) as a result of your death, Disability or Retirement, all Performance Units that have not already vested, as of the date of such termination, shall vest immediately. In the event termination under this section occurs prior to the determination of the performance factor for 2011, the Performance Units will vest at target.

b.
Termination for Cause, Voluntary Resignation Without Good Reason. In the event of your termination of employment with the Company (i) by the Company for Cause or (ii) by reason of your resignation from the Company for any reason other than for Good Reason (or other than due to your death, Disability or Retirement), all Performance Units that have not already vested as of the date of such termination will be forfeited.

4.
Book Entry Account. Within a reasonable time after the date of this Agreement, the Company shall instruct its transfer agent or stock plan administrator to establish a book entry account representing the Performance Units in your name effective as of the Grant Date, provided that the Company shall retain control of such account until the Performance Units have become vested in accordance with this Agreement and shares of Common Stock have been issued in settlement of the Performance Units. The number of Performance Units credited to your account shall be adjusted as provided in Schedule I to this Agreement.

5.
Distribution of Shares. Consistent with the provisions of Section 3 of this Award and except as provided in the following sentence, on the day following your termination of employment with the Company, you (or in the event of your death or incapacity in connection with a Disability, your executor, administrator, trustee, guardian or other duly appointed legal representative, as the case may be) will receive one share of the Company’s Common Stock, as provided in Section 1 above in satisfaction of each Performance Unit credited to your account under Section 4 above and vested either theretofore or by reason of the event resulting in such termination. Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations and guidance thereunder, any distribution of shares of Common Stock under this Award shall be delayed to the first day after the six-month anniversary of your separation from service, as defined in Code Section 409A and the applicable regulations and guidance thereunder.

6.
Stockholder Rights; Dividend Equivalents. The Performance Units do not confer on you any rights of a stockholder of the Company unless and until shares of Common Stock are in fact issued to you in connection with the vested Performance Units. However, if and when cash dividends or other cash distributions are paid or distributed with respect to the Common Stock while the Performance Units are outstanding, the dollar amount of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Performance Units shall be reflected in your account. Any such cash dividends or other cash distributions shall vest and be paid in cash if and at such times the underlying Performance Units are vested and paid.

7.
Transferability. No rights granted under this Agreement can be assigned or transferred, whether voluntarily or involuntarily, by operation of law or otherwise, except by will or the laws of descent and distribution. In the event of any transfer or assignment of rights granted under this Agreement in accordance with this Section 7, the person or persons, if any, to whom such rights are transferred by will or by the laws of descent and distribution shall be treated after your death the same as you under this Agreement. Any attempted transfer or assignment of rights under this Agreement prohibited under this Section 7 shall be null and void.

8.
Change in Control. Upon a Change in Control, the Performance Units will become fully vested and nonforfeitable as of the date of the Change in Control. If a Change in Control occurs prior to the determination of the STI performance factor for 2011, the number of Performance Units that become fully vested and nonforfeitable is the target number reflected in this Agreement.

9.
Withholding; Code Section 409A. The Company has the right to deduct applicable taxes from any payment under this Agreement and withhold, at the time the tax and withholding obligation arises, an appropriate number of shares of Common Stock for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Fair Market Value of the shares of Common Stock withheld for payment of required withholding taxes must equal no more than the required minimum withholding taxes. The Performance Units granted under this Agreement are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent.

10.
Notice. Any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or hand-delivered. Notice to the Company shall be addressed to the Company’s General Counsel at 1000 Main St., Houston, TX 77002. Notice to you shall be addressed to you at your most recent home address on record with the Company. Notices are effective upon receipt.

11.
Requirements of Law. The granting of Performance Units and the issuance of shares of Common Stock under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.	Miscellaneous.
a.
Limitation of Rights. The granting of this Award shall not give you any rights to similar grants in future years or any right to be retained in the employ or service of the Company or its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary to terminate your services at any time, or your right to terminate your services at any time.

b.
Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

c.
Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

13.
Acceptance of Award. You are deemed to accept this Award and to agree that it is subject to the terms and conditions set forth in this Agreement and the Plan unless you provide the Company written notification not later than 30 days after the Grant Date of your rejection of this Award (in which case your Award will be forfeited and you shall have no further right or interest therein as of the Grant Date).

GENON ENERGY, INC.

Karen D. Taylor
Senior Vice President, Human Resources and Administration

SCHEDULE I
GENON ENERGY, INC.
2010 OMNIBUS INCENTIVE PLAN

2011 PERFORMANCE UNIT AWARD AGREEMENT
The Performance Units are adjusted based on the 2011 short-term incentive (“STI”) performance factor approved by the Compensation Committee. The STI performance factor as determined for 2011 establishes the multiplier applied to the total Performance Unit grant. Payouts may range from 0 to 200 percent of your target Performance Unit Award.
Example: 1,000 Performance Units are granted in 2011. STI performance factor as determined during the first quarter of 2012 is 120%.
1,000 Performance Units x 120% = 1,200 units
400 Performance Units vest on the Determination Date in 2012
400 Performance Units vest on the first anniversary of the Determination Date in 2013
400 Performance Units vest on the second anniversary of the Determination Date in 2014
Vested Performance Units will settle in Company stock.